Exhibit 10.2

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”), dated as of November 20, 2014, by and among National Oilwell Varco L.P., a Delaware limited partnership (the “Company”), National Oilwell Varco, Inc., a Delaware corporation (“NOV”), and [                    ] (the “Executive”).

WITNESSETH:

WHEREAS, the Board of Directors of NOV (the “Board”) has previously determined that it is in the best interests of NOV and its stockholders to retain the Executive and to induce the employment of the Executive for the long term benefit of NOV, its shareholders and its affiliated companies, including the Company;

WHEREAS, to accomplish these objectives, the Board has determined to enter into this Agreement to provide the Executive with severance benefits under certain circumstances specified herein; and

WHEREAS, the Company, NOV and the Executive are contemporaneously entering into that certain Employment Agreement effective as of the date hereof (the “Employment Agreement”);

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. TERM; OTHER EMPLOYMENT ARRANGEMENTS.

(a) This Agreement shall become effective only in the event that the Employment Agreement Period expires. If this Agreement shall become effective, this Agreement shall expire immediately after all amounts payable to the Executive under this Agreement shall have been paid, except as otherwise provided in Section 11(h). The period of time, if any, from when this Agreement shall become effective until this Agreement shall expire as provided in this Section 1(a) is referred to herein as the “Term.”

(b) This Agreement does not affect the Executive’s existing or future employment arrangements with the Company. The Executive’s employment with the Company shall be governed by the Employment Agreement (or after the Employment Agreement Period expires, the Executive’s future employment agreement or agreements with the Company, if any), or, in the absence of any employment agreement after the Employment Agreement Period expires, shall be at-will, as defined under the laws of the State of Texas, except that if the Executive’s employment with the Company is terminated after this Agreement becomes effective, then the Executive shall be entitled to receive certain benefits to the extent provided in this Agreement.

2. DEFINITIONS.

Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Accrued Obligations” shall have the meaning set forth in Section 3(a)(i)(A).

(b) “Annual Base Salary” means the Executive’s annual base salary from the Company.

(c) “Annual Bonus” means the annual bonus that the Executive is eligible to receive under the Company’s then current Incentive Compensation Plan (or such other name as may be adopted for the plan or its successor).

(d) “Cause” means:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties,

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliated companies. For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliates;

(iii) the Executive being convicted of or a plea of nolo contendere to the charge of a felony;

(iv) a material breach of this Agreement by the Executive; or

(v) a material breach of the Company’s code of conduct or ethics policies by the Executive.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred and eighty (180) calendar days out of any two hundred and seventy (270) consecutive calendar day period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(g) “Disability Effective Date” means the date the Company terminates the Executive’s employment by reason of Disability.

(h) “Employment Agreement Period” shall have the meaning ascribed to that term in the Employment Agreement.

(i) “Excise Tax” means, collectively, the excise tax imposed by Section 4999 of the Code, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.

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(j) “Good Reason” means, without the Executive’s express consent:

(i) a material diminution in the Executive’s authority, duties, or responsibilities (other than any such diminution resulting from the Executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) a material reduction in the Executive’s Annual Base Salary (other than a reduction in the Executive’s Annual Base Salary as a result of the Executive’s failure to comply with the Company’s stock ownership guidelines, if applicable);

(iii) the Company’s requiring the Executive to be based at any office or location more than seventy five (75) miles from the location where the Executive was employed immediately preceding the date hereof (other than as a result of a change in the Company’s corporate headquarters) or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

(iv) any failure by the Company to comply with and satisfy Section 7(c) of this Agreement.

The Executive shall provide written notice to the Company of any event or condition upon which the Executive intends to rely as the basis for a Good Reason termination of employment within 90 days of the occurrence of such event or condition in accordance with Section 11(b) of the Agreement. The Executive shall be deemed for all purposes of this Agreement to have expressly consented to any such event or condition if he or she does not provide such notice within 90 days of the occurrence of such event or condition. The Company shall have 90 days following the receipt of such notice to remedy the event or condition and, if so remedied, any termination of Executive’s employment hereunder on the basis of the circumstances described in such notice shall not be considered a Good Reason termination of employment.

(k) “Independent Tax Advisor” means a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to Executive (Executive’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.

(l) “Other Benefits” shall have the meaning set forth in Section 3(a)(iii).

(m) “Payments” shall have the meaning set forth in Section 10(a).

(n) “Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.

(o) “Separation From Service” has the meaning ascribed to that term in Section 409A.

(p) “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A

(q) “Termination Base Salary” shall have the meaning set forth in Section 3(a)(i)(A).

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3. OBLIGATIONS OF THE COMPANY UPON EXECUTIVE’S TERMINATION OF EMPLOYMENT.

(a) Good Reason; Other than For Cause, Death or Disability. If, during the Term, (1) the Company terminates the Executive’s employment with the Company other than for Cause, death or Disability, or (2) the Executive terminates his or her employment with the Company for Good Reason, then upon the termination of the Executive’s employment with the Company:

(i) Except with respect to payment described in Section 3(a)(i)(A)(2), the Company shall pay to the Executive in a lump sum in cash on the date that is thirty (30) days after the date of the Executive’s Separation From Service the aggregate of the following amounts:

(A) (1) the Executive’s Annual Base Salary in effect as of the Executive’s Separation From Service (or in the event a reduction in the Executive’s Annual Base Salary is a basis for a termination with Good Reason, then the Executive’s Annual Base Salary in effect immediately prior to such reduction) (the “Termination Base Salary”) through the Executive’s Separation From Service, (2) the Executive’s Annual Bonus for the year prior to the year in which the Executive’s Separation From Service occurs to the extent the applicable performance goals have been met, which shall be paid, if at all, at the time when the Annual Bonus for such year would normally be paid and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”);

(B) an amount equal to one times the sum of (1) the Executive’s Termination Base Salary and (2) [    ]% of the Executive’s Termination Base Salary; and

(ii) Any time-based restricted stock held by the Executive and not already vested shall be 100% vested; and

(iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If Executive’s employment is terminated by reason of the Executive’s death during the Term, the Company shall be responsible for (1) the payment of Accrued Obligations and (2) the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiaries, as applicable, in a lump sum in cash on the date that is thirty (30) days after the date of the Executive’s Separation From Service. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 3(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits equal to the benefits provided by the Company and affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, applicable generally to the Executive’s peer executives of the Company and its affiliated companies from time to time.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term, the Company shall (1) pay to the Executive the Accrued Obligations and

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(2) timely pay or provide the Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash on the date that is thirty (30) days after the date of the Executive’s Separation From Service. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 3(c) shall include, without limitation, and the Executive shall be entitled after his or her Separation From Service to receive, disability and other benefits equal to the benefits generally provided by the Company and its affiliates in accordance with such plans, programs, practices and policies relating to disability, if any, applicable generally to the Executive’s peer executives of the Company and its affiliated companies from time to time.

(d) Termination for Cause. If the Executive’s employment is terminated for Cause during the Term, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (1) his or her Annual Base Salary through the Executive’s Separation From Service and (2) Other Benefits, in each case to the extent theretofore unpaid.

(e) Voluntary Termination. If the Executive voluntarily terminates employment during the Term, excluding a termination by the Executive for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for the payment to the Executive of the Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash on the date that is thirty (30) days after the date of the Executive’s Separation From Service.

(f) Date of Termination. In connection with a termination of employment during the Term under this Agreement, the applicable date of termination shall be as follows, as applicable:

(i) the date the Company terminates the Executive’s employment for Cause;

(ii) the date the Executive terminates the Executive’s employment for Good Reason (which date shall be no more than 15 days after the last day of the Company’s 90-day cure period described in Section 2(j));

(iii) the date the Company terminates the Executive’s employment for any reason other than for Cause, death or Disability;

(iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be; or

(v) the date the Executive voluntarily terminates employment during the Employment Period.

4. OTHER RIGHTS.

Except as provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Except as provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Executive’s Separation From Service shall be payable in accordance with such plan, policy, practice or program or contract or agreement.

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Notwithstanding anything contained herein to the contrary, the Executive shall not receive any benefits under this Agreement if he or she will receive benefits described in section 4 of the Employment Agreement, or any similar benefits under any successor employment agreement between the Executive and the Company and/or NOV. If benefits are payable to the Executive under this Agreement, Executive shall have no right to receive, and hereby waives any entitlement to, any severance pay or similar benefit under any other plan, policy, practice or program of the Company. The Executive also agrees that to the extent he or she may be eligible for any severance pay or similar benefit under any laws providing for severance or termination benefits, such other severance pay or similar benefit shall be coordinated with the benefits owed hereunder, such that the Executive shall not receive duplicate benefits.

5. FULL SETTLEMENT.

(a) No Rights of Offset. Except as otherwise provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

(b) No Mitigation Required. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

(c) Release Agreement. The Executive agrees that, as a condition to receiving the benefits described in Section 3 (other than the Accrued Obligations and the amounts described in Section 3(a)(iii)), the Executive shall execute a general release agreement in a form provided by the Company, which shall include, without limitation, a waiver and release of all claims arising out of Executive’s service as an employee of the Company, its subsidiaries or any of their affiliates and the termination of such relationship. Payments to the Executive of the amounts under Section 3 (other than the Accrued Obligations and the amounts described in Section 3(a)(iii)) are contingent upon the Executive’s execution and delivery of the release agreement by the deadline established by the Company. The Executive will not be paid the remuneration described in Section 3 (other than the Accrued Obligations and the amounts described in Section 3(a)(iii)), and the Executive shall forfeit any right to such remuneration, unless (i) the Executive has executed and delivered the release agreement, and (ii) any statutory revocation period for revoking such release agreement shall have expired (in the case of both clause (i) and clause (ii)) on or prior to the payment commencement date for such remuneration.

6. CONFIDENTIAL INFORMATION.

The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies, provided that it shall not apply to information which is or shall become part of the public domain (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information

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that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 6 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

7. SUCCESSORS.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(c) The Company and NOV will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or NOV to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and/or NOV, as the case may be, would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” and “NOV” shall mean the Company and NOV, respectively, as hereinbefore defined and any successor to their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. POST EMPLOYMENT NON-COMPETITION NON-SOLICITATION AND COOPERATION OBLIGATIONS; NON-DISPARAGEMENT.

(a) As part of the consideration for the compensation and benefits to be paid to Executive hereunder, and as an additional incentive for the Company and NOV to enter into this Agreement, the Company, NOV and Executive agree to the non-competition and non-solicitation provisions of this Section 8. Executive agrees that during the period of Executive’s non-competition and non-solicitation obligations hereunder, Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where the Company, NOV or any of their subsidiaries or affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

(i) engage in any business competitive with any line of business conducted by the Company, NOV, or any of their subsidiaries or affiliates;

(ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by the Company, NOV, or any of their subsidiaries or affiliates;

(iii) induce any officer or manager of the Company or NOV, or any of their subsidiaries or affiliates to terminate his or her employment with the Company, NOV, or any of their subsidiaries or affiliates, or hire or assist in the hiring of any such officer or manager by person, association, or entity not affiliated with the Company, NOV or any of their subsidiaries or affiliates; or

(iv) induce any actual or prospective client, customer, supplier, vendor, licensor, or business partner of the Company, NOV or any of their subsidiaries or affiliates to terminate, modify, abandon, reduce or materially change his, her or its business relationship with the Company, NOV or any of their subsidiaries or affiliates.

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These non-competition and non-solicitation obligations shall apply during Executive’s employment and for a period ending on the first (1st) anniversary date of the Executive’s Separation From Service. Notwithstanding anything in this Section 8(a) to the contrary, (x) after termination of Executive’s employment these non-competition obligations shall apply only to businesses having annual revenues in excess of $10 million competitive with any line of business conducted by the Company, NOV, or any of their subsidiaries having annual revenues in excess of $10 million for the last fiscal year prior to the time of termination and (y) if the Company, NOV, or any of their subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business. Executive agrees to seek a waiver from NOV and the Company prior to engaging in any activity that may violate this Section 8(a).

(b) Remedies. Executive understands that the foregoing restrictions may limit his or her ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 8 or Section 6 by Executive, and the Company, NOV, or any of their subsidiaries or affiliates shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach after notification by the Company of any breach and Executive’s failure to cure same. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 8 or Section 6, but shall be in addition to all remedies available at law or in equity to the Company, NOV, or any of their subsidiaries or affiliates, including, without limitation, the recovery of damages from Executive and his or her agents involved in such breach and/or recovery from Executive of any payments previously made to Executive hereunder including any such payments made under Section 3(a)(i). Executive further acknowledges that the Company reserves the right to withhold payment of any amounts under this Agreement if the Executive fails to comply with the restrictions contained in this Section 8 or in Section 6.

(c) Scope of Restrictions. The Executive, the Company and NOV each expressly acknowledge and agree that the restrictions contained in this Agreement, including this Section 8, are deemed by each to be reasonable and necessary to protect the business interests of NOV and the Company and their subsidiaries and affiliates. However, in the event that any of the restrictions contained in this Agreement, and specifically this Section 8, are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, it is the parties express intention for the restrictions herein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

(d) Cooperation. Executive agrees to be reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, and its

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affiliates, officers, directors, fiduciaries, or employees, which may be within Executive’s knowledge. Executive agrees to cooperate fully with the Company in connection with any and all existing or future litigations or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, in which, and to the extent the Company deems the Executive’s cooperation necessary, other than a litigation or investigation in which the Executive is a party. The Company will, without duplication, reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation.

(e) Non-Disparagement. The Executive agrees that he or she will not, with intent to damage, disparage or encourage or induce others to disparage any of the Company or NOV or any of their respective subsidiaries, affiliates and joint ventures, together with all of their respective past and present directors and officers and each of their predecessors in interest, successors and assigns. Nothing in this Agreement is intended to or shall prevent the Executive from providing or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. The Executive agrees that he or she will notify the Company and NOV in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

9. ARBITRATION

(a) Generally. Executive and the Company hereby agree that any dispute, controversy, or claim arising out of or relating to this Agreement, the employment relationship between Executive and the Company or the termination thereof or the arbitrability of any controversy or claim, will be finally settled by confidential and binding arbitration. Such arbitration shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association. Notwithstanding this Section 9(a), the Company may seek a restraining order, specific performance, injunctive and/or equitable relief from any court of appropriate jurisdiction.

(b) Binding Effect. The decision of the arbitrator on the points in dispute will be final, conclusive, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Executive, the Company and NOV agree that this Section 9 has been adopted by the Executive, the Company and NOV to rapidly and inexpensively resolve any disputes between them and that this Section 9 will be grounds for dismissal of any court action commenced by either party arising out of or relating to this Agreement, the employment relationship between Executive and the Company or the termination thereof or the arbitrability of any controversy or claim, other than (i) post-arbitration actions by either party seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the Executive, the Company and NOV hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c) Fees and Expenses. The fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney; provided, however, that if the decision of the arbitrator was decided substantially in favor of Executive, the decision of

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the arbitrator shall direct that the Company (i) shall bear the fees and expenses of the arbitrator (and, if Executive has previously paid any of the fees and expenses of the arbitrator, that the Company shall reimburse Executive for such fees and expenses), and (ii) shall reimburse Executive for reasonable attorney’s fees and related expenses incurred in connection with the arbitration.

(d) Confidentiality. The Executive, the Company and NOV, their respective attorneys, and any experts retained by the parties for the purposes of the arbitration will keep confidential and will not disclose to any person, except as may be required by law, the existence of any controversy under this Section 9, the referral of any such controversy to arbitration or the status or resolution thereof.

(e) Waiver. The Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and, Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f) Acknowledgment. Executive acknowledges that before entering into this Agreement, Executive has had the opportunity to consult with any attorney or other advisor of Executive’s choice, and that this provision constitutes advice from the Company and NOV to do so if Executive chooses. Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein. Executive further acknowledges that Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section 9.

10. CERTAIN EXCISE TAX MATTERS.

(a) Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit by or from the Company or any of its affiliates or successors to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the Excise Tax (all such payments and benefits being collectively referred to herein as the “Payments”), then except as otherwise provided in Section 10(b), the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 10(c) to the extent the Independent Tax Advisor shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax.

(b) Notwithstanding the provisions of Section 10(a), if the Independent Tax Advisor reasonably determines that the Executive would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (after including and taking into account all applicable federal, state, and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated pursuant to Section 10(a), then no such reduction or elimination shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.

(c) For purposes of determining which of Section 10(a) and Section 10(b) shall be given effect, the determination of which of the Payments shall be reduced or eliminated to avoid the Excise

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Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Payments in the following order (and within the category described in each of the following Sections 10(c)(i) through 10(c)(v), in reverse order beginning with the Payments which are to be paid farthest in time except as otherwise provided in Section 10(c)(iv)):

(i) by first reducing or eliminating the portion of the Payments otherwise due and which are not payable in cash (other than that portion of the Payments subject to Sections 10(c)(iv) and 10(c)(v));

(ii) then by reducing or eliminating the portion of the Payments otherwise due and which are payable in cash (other than that portion of the Payments subject to Sections 10(c)(iii), 10(c)(iv) and 10(c)(v));

(iii) then by reducing or eliminating the portion of the Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are payable in cash;

(iv) then by reducing or eliminating the portion of the Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first; and

(v) then by reducing or eliminating the portion of the Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are not payable in cash.

(d) The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company, NOV and the Executive for their review no later than ten (10) days after the Executive’s Separation From Service. The determinations of the Independent Tax Advisor under this Section 10 shall, after due consideration of the Company’s, NOV’s and the Executive’s comments with respect to such determinations and the interpretation and application of this Section 10, be final and binding on all parties hereto absent manifest error. The Company, NOV and the Executive shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 10.

11. MISCELLANEOUS.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	If to Company or NOV:

National Oilwell Varco L.P.
P.O. Box 4888
Houston, Texas 77210-4888
Attn: Office of the General Counsel

With copy to:

National Oilwell Varco, Inc.
7909 Parkwood Circle Drive
Houston, Texas 77036
Attn: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Except as provided in Section 2(h), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) This Agreement is intended to meet the requirements of Section 409A and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. For purposes of any payments or provision of benefits under this Agreement, the Executive shall not be considered to have terminated employment with the Company unless the Executive incurs a Separation From Service. Notwithstanding anything contained herein to the contrary, in accordance with Section 409A, if the Executive is determined by the Board (or its delegate) to be a Specified Employee for the year in which Executive’s Separation From Service occurs, any payments or in-kind benefits due hereunder that are not permitted to be paid or provided on the date(s) specified hereunder without the imposition of additional taxes, interest and penalties under Section 409A shall be paid in a lump sum or provided on the six-month anniversary of the Executive’s Separation From Service or, if earlier, the Executive’s death. To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the additional tax or interest applicable under Section 409A. Any provision of this Agreement that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A on a timely basis, which may be made on a retroactive basis, if permitted under the regulations and other guidance issued under

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Section 409A. In the event additional regulations or other guidance is issued under Section 409A or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described hereunder, then the provisions regarding such payments shall be amended to permit such payments to be made at the earliest time allowed under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.

(g) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the date hereof, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Board, any officer, employee or representative of any party hereto; provided, that the Employment Agreement shall not be superseded hereby.

(h) The provisions of this Agreement that by the nature of their terms require survival shall survive any termination or expiration of this Agreement including, but not limited to, Sections 3, 4, 5, 6, 8, 9, 10, 11(d), and 11(f) of this Agreement.

(i) The Executive hereby represents to the Company and NOV that the execution and delivery of this Agreement by the Executive, the Company and NOV and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

(j) In entering this Agreement, the parties hereto represent that they had the opportunity to consult with attorneys of their own choice, that the parties hereto have read the terms of this Agreement, and that those terms are fully understood and voluntarily accepted by them.

(k) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

National Oilwell Varco L.P.
by its general partner
NOW Oilfield Services, Inc.

By:

National Oilwell Varco, Inc.

By:

Executive

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